AMENDED SCHEDULE A

This Amended Schedule A, dated February 11, 2021, relates to the Master Services Agreement between Diamond Hill Capital Management Inc. and Ultimus Fund Solutions, LLC, dated May 31, 2016, as amended.

Fund Portfolio(s) (12/31 fiscal year end)
1.All Cap Select Fund
2.Core Bond Fund
3.Corporate Credit Fund
4.Global Fund
5.High Yield Fund
6.Large Cap Fund
7.Large Cap Concentrated Fund
8.Long-Short Fund
9.Mid Cap Fund
10.Small Cap Fund
11.Small-Mid Cap Fund
12.Short Duration Securitized Bond Fund
13.International Fund

The parties duly executed this Amended Schedule A as of February 11, 2021.

	Diamond Hill Capital Management Inc.		Ultimus Fund Solutions, LLC
By:	/s/Thomas E. Line	By:	/s/Gary R. Tenkman
Name:	Thomas E. Line	Name:	Gary R. Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer